Exhibit 10.1

Execution Copy

[***] Certain portions of this exhibit have been omitted because they are not material and the registrant customarily and actually treats that information as private or confidential.

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is made as of December 10, 2020 (the “Effective Date”), by and between, on the one hand, Fusion Pharmaceuticals, Inc., a Canadian federal corporation with its registered offices at 270 Longwood Road S, Hamilton, Ontario L8P 0A6, Canada (“FPI”) and, on the other hand, TRIUMF Innovations Inc. (“TI”), a not-for-profit corporation continued under the Canada Not-for-profit Corporations Act, with its registered offices at 4004 Wesbrook Mall, Vancouver BC V6T 2A3, Canada and TRIUMF JV, a joint venture of The Governors of The University of Alberta, The University of British Columbia, The Governors of the University of Calgary, Carleton University, University of Guelph, University of Manitoba, McMaster University, Université de Montréal, Queen’s University, University of Regina, Simon Fraser University, The Governing Council of the University of Toronto, The University of Victoria and York University, and such other universities who have become or may become full members established pursuant to a contract governed by the laws of the Province of British Columbia, having its principal place of business at 4004 Wesbrook Mall, Vancouver BC V6T 2A3, Canada (collectively, TRIUMF Innovations Inc. and TRIUMF JV, “TRIUMF”).  Each of FPI, TI and TRIUMF JV may be referred to herein as a “Party” or together as the “Parties.”

BACKGROUND

WHEREAS, FPI is a clinical-stage biopharmaceutical company developing next-generation radiopharmaceuticals as precision medicines for the treatment of cancer;

WHEREAS, TRIUMF is Canada’s national particle accelerator laboratory,  with a mission to make discoveries that address the most compelling questions in nuclear physics, particle physics, life sciences and materials sciences;  and TRIUMF Innovations Inc. is TRIUMF’s business interface and commercialization arm, that translates scientific discoveries into commercial opportunities through industry partnerships, intellectual property licensing and creating startup companies; and

WHEREAS, upon the terms and conditions set forth in this Agreement, the Parties wish to enter into a strategic collaboration to research and develop production processes for the manufacture and supply of Ac-225 for FPI’s products, as further described in this Agreement, while balancing TRIUMF’s mission to advance isotope science and technology.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1“500 MeV Cyclotron” has the meaning given in Section 1.91.

1.2“Ac-225” means the alpha-emitting radionuclide known as Actinium-225 [***].

1.3“Additional Funding” has the meaning given in Section 8.4.

1.4“Affiliate” means, with respect to a particular Person, any other Person that controls, is controlled by or is under common control with such Person.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock or economic interest of such Person, or by contract, ownership of securities or otherwise.

1.5“Agreement” has the meaning given in the preamble.

1.6“Alliance Manager” has the meaning given in Section 4.1.

1.7“Alternative Supplier” has the meaning given in Section 6.1.

1.8“Alternative Phase 1 Supply Event” means the occurrence of any of the following: (a) a planned shutdown of the 500 MeV Cyclotron; (b) an unplanned shutdown of the 500 MeV Cyclotron lasting for more than [***]; (c) a Technical Failure.

1.9“Alternative Phase 3 Supply Event” means the occurrence of any of the following: (a) a Technical Failure; (b) NewCo is unable or unwilling to supply FPI with its requirements of Ac-225; (c) NewCo has failed to timely deliver to FPI with its requirements of Ac-225 under the Commercial Supply Agreement; or (d) a Change of Control of NewCo.

1.10 “Bankruptcy Law” has the meaning given in Section 13.3.

1.11“Business Day” means any day other than a Saturday, a Sunday or a bank or other public holiday in Vancouver and Ontario.

1.12“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs, and (b) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.13“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.14“Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.  Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

1.15“CNSC” means the Canadian Nuclear Safety Commission, or any successor agency or authority performing substantially the same function

1.16“CNSC License Amendment” means the amendment of TRIUMF Accelerator Inc.’s license number [***] obtained from CNSC for the operation of TRIUMF’s research particle accelerator facility in order to increase the maximum activity of such research particle accelerator facility to allow for routine irradiation of thorium in order to meet the production levels agreed to in the Collaboration Plans.

1.17“Collaboration” has the meaning given in Section 2.1.

1.18“Collaboration Plans” means, collectively, the Phase 1 Collaboration Plan and the Phase 2 Collaboration Plan.

1.19“Commercial Supply Agreement” has the meaning given in Section 2.1(b)(vi).

1.20“Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale, and selling the Products in the Territory.  Commercialization shall include commercial activities conducted in preparation for the launch of Products, including pre-launch activities and all activities relating to pricing and reimbursement approvals, but excludes Development.  “Commercialize” and “Commercializing” have correlative meanings.

1.21“Commercially Reasonable Efforts” means, with respect to any objective related to the Development and Manufacturing of Ac-225, the efforts and resources that a company within the same industry would reasonably devote to a product owned by it which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety and efficacy, product profile, the proprietary position of such product, the then-current competitive environment for such product, the likely timing of such product’s entry into the market, the regulatory environment and status of such product, the profitability of the product and other relevant commercial factors.

1.22“Confidential Information” has the meaning given in Section 10.1.

1.23“Control” means, with respect to any Know-How, Patent, material or other tangible or intangible property, the right of a Party, directly or through an Affiliate, and whether by ownership or license (other than pursuant to this Agreement), to utilize pursuant to this Agreement or grant a license or sublicense or other right as provided for in this Agreement without violating the terms of any written agreement with any Third Party, but excluding any intellectual property right (including any Patent or Know-How) or other data, information or material that comes into the Control of a Party (or its successor) pursuant to a Change of Control.

1.24“Declined Patent” has the meaning given in Section 9.2(c).

1.25“Development” means all activities that relate to the research, formulation, characterization, optimization, construction, use and production of Ac-225 or Products, as applicable, any other non-clinical, pre-clinical or clinical research and development activities related to the testing and qualification of Ac-225 or Products, as applicable, including toxicology studies, pharmacology studies, statistical analysis and report writing, pre-clinical testing, formulation development, chemistry, manufacturing and control activities, clinical trials, regulatory affairs and registration activities, and all other activities necessary to prepare and file Marketing Applications and to seek, obtain and maintain Regulatory Approvals, but excludes: (a) Commercialization; and (b) the Manufacturing of supplies of the Product intended solely for Commercialization.  “Develop” and “Developing” have correlative meanings.

1.26“Disclosing Party” has the meaning given in Section 10.1.

1.27“Dollar,” “dollar” or “$ CAD” means the legal tender of Canada.

1.28“Effective Date” has the meaning given in the preamble.

1.29“Excluded Claim” has the meaning given in Section 14.3(e).

1.30“Executive Officer” means with respect to a Party, the Chief Executive Officer, Director or its designee.

1.31“Existing Confidentiality Agreement” means the Multi-Party Reciprocal Confidentiality Agreement between TRIUMF and FPI dated May 20, 2020, as amended.

1.32“Exploit” means to Develop, Manufacture, have Manufactured, Commercialize, have Commercialized, use, sell, offer for sale, import and export and store Products and Production Processes.  “Exploitation” means the act of Exploiting a Product or Production Process.

1.33“FDA” means the United States Food and Drug Administration, or any successor agency or authority performing substantially the same function.

1.34“FD&C Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.35“Force Majeure” has the meaning given in Section 14.7.

1.36“FPI” has the meaning given in the preamble to this Agreement.

1.37“FPI Annual Requirements” shall mean the requirements of FPI for production of Ac-225 by NewCo using the Ra-226 Production Process as set out in the Commercial Supply Agreement for any Calendar Year.

1.38“FPI Annual Requirement Minimum” shall mean [***] of the FPI Annual Requirement using the Ra-226 Production Process for any given Calendar Year.

1.39“FPI Background IP” means any and all Know-How and Patents, if any, that are reasonably necessary or desirable to Develop and Manufacture Ac-225 that are (a) Controlled by FPI prior to the Effective Date or (b) conceived, discovered, developed or otherwise made by or for, or otherwise acquired by, such Party outside of the Collaboration.

1.40“FPI Indemnitees” has the meaning given in Section 12.2.

1.41“FPI Materials” means all materials supplied by or on behalf of FPI or any of its Affiliates to TRIUMF or any of its Affiliates pursuant to this Agreement.

1.42“Government Directive” means a directive from the Government of Canada to TRIUMF, which would prevent TRIUMF from performing its obligations under this Agreement.

1.43“GMP” means the applicable then-current Good Manufacturing Practice as set forth in: (a) FDA regulations in 21 C.F.R. Parts 210, 211, et., seq. 600 through 680 and the current good tissue practices set forth in 21 C.F.R. Part 1271, (b) in “The Rules Governing Medicinal Products in the European Union”, Volume IV and (c) the equivalent Laws in any relevant country or jurisdiction, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto, if applicable.

1.44“Governmental Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency, board, committee or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.45“Health Canada” means the Canadian Federal Department known as Health Canada, or any successor agency thereto, and its divisions, including the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate.

1.46“Indemnify” has the meaning given in Section 12.1.

1.47“Initial Funding” has the meaning given in Section 8.1.

1.48“Joint Steering Committee” or “JSC” has the meaning given in Section 4.3(a).

1.49“Know-How” means all commercial, technical, scientific and other know‑how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, apparatuses, devices, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know‑how, including regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents

1.50“Knowledge” means, with respect to a Party, the actual knowledge, without any duty to conduct any inquiry or investigation, with respect to such facts and information of any senior management-level employees of such Party who were directly involved in the negotiation of this Agreement with the other Party or any member of such Party’s senior management.

1.51“Law” means any federal, state, local, foreign, multinational, or supranational law, statute, ordinance, code, rule, regulation, resolution, or order of any government authority in the Territory, or any similar provision having the force or effect of law.

1.52“Losses” has the meaning given in Section 12.1.

1.53“Manufacturing” or “Manufacture” means, with respect to Ac-225, as applicable to support either Development or Commercialization activities of Ac-225 or Products, as the context requires, all activities associated with the production, manufacture (including GMP manufacture), process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing and storage of Ac-225, including process development, process qualification and validation, stability testing, manufacturing scale-up, pre-clinical, GMP clinical and GMP commercial manufacture, as applicable, and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.54“Marketing Application” means an application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in a particular country or jurisdiction.

1.55“Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical, or physical materials, and other similar materials.

1.56“NewCo” has the meaning given in Section 2.1(b)(iv).

1.57“NewCo Formation Documents” means all agreements to be required to be executed by the Parties to:  (a) form NewCo and set forth the role, and responsibilities of the Parties, (b) issue shares in NewCo to the Parties, (c) allocate and distribute the profits of NewCo to the Parties, and (d) grant licenses under certain Know-How and Patents Controlled by the Parties to NewCo (“NewCo License Agreement”).

1.58“NewCo License Agreement” has the meaning given in Section 1.57.

1.59“Party” or “Parties” has the meaning given in the preamble to this Agreement.

1.60“Patent” means (a) any patent application, including any provisional patent application; (b) any patent application claiming priority from such patent application or provisional application, including any divisional, continuation, continuation-in-part, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.61“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.62“Phase 1” has the meaning given in Section 2.1(a)(i).

1.63“Phase 1 Arising IP” means any and all Know-How, Patents, Regulatory Filings and Regulatory Approvals conceived, discovered, developed or otherwise made solely by or on behalf of TRIUMF or any of its Affiliates during Phase 1 in connection with the conduct of the activities under the Phase 1 Collaboration Plan.

1.64“Phase 1 Collaboration Plan” means the general outline plan for conducting the Collaboration during Phase 1, attached hereto as Exhibit A, as may be amended from time-to-time.

1.65“Phase 1/2 Supply Agreement” is attached hereto as Exhibit B.

1.66“Phase 2” has the meaning given in Section 2.1(b)(i).

1.67“Phase 2 and 3 Arising IP” means any and all Know-How, Patents, Regulatory Filings and Regulatory Approvals conceived, discovered, developed or otherwise made by or on behalf of a Party or any of its Affiliates or jointly by or on behalf of FPI or any of its Affiliates, on the one hand, and TRIUMF or any of its Affiliates, on the other hand, solely by or on behalf of TRIUMF or any of its Affiliates during Phase 2 and Phase 3 in connection with the conduct of the activities under the Phase 2 Collaboration Plan and the Commercial Supply Agreement, respectively.

1.68“Phase 2 Collaboration Plan” means the detailed plan for conducting the Collaboration during Phase 2, as mutually agreed, as may be amended from time-to-time.

1.69“Phase 3” has the meaning set forth in Section 2.1(c).

1.70“Phase 3 Framework” means the framework as mutually agreed by the Parties for the formation of NewCo and the allocation of revenues and/or profits of NewCo from Phase 2 and Phase 3.

1.71“Product” means any product that contains or incorporates Ac-225.

1.72 “Production Processes” means both the Spallation Production Processes and the Ra-226 Production Process.

1.73“Prosecuting Party” has the meaning given in Section 9.2(c).

1.74“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent.

1.75“Ra-226 Production Process” means the validated GMP production process for the Manufacture and supply of Ac-225 Exploiting Ra-226 Targetry.

1.76“Ra-226 Targetry” means [***].

1.77“Receiving Party” has the meaning given in Section 10.1.

1.78“Regulatory Approval” means, with respect to Ac-225, the Production Process or Products, in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction that are necessary for the use, Development, Manufacture, or Commercialization, as applicable, of Ac-225, the Production Process or Products, as applicable, including any pricing and reimbursement approvals.

1.79“Regulatory Authority” means any applicable Governmental Authority involved in granting approvals for the marketing and sale of Ac-225, the Production Process or Products or otherwise exercising authority with respect to the Development or Commercialization of Ac-225, the Production Processes or Products including the FDA (for the United States) and CNSC and Health Canada (for Canada).

1.80“Regulatory Filing” means, with respect to any Ac-225, the Production Process or Products, any submission to a Regulatory Authority in connection with a Regulatory Approval for Ac-225, the Production Processes or such Products, and includes any submission to a Regulatory Authority of a Marketing Application and any supplement or amendment thereto.  “Regulatory Filing” includes any Marketing Application.

1.81“Senior Executives Discussions” has the meaning given in Section 14.3(a).

1.82“Spallation Production Processes” means [***].

1.83“Technical Failure” means (a) the inability to achieve certain, significant milestones identified in either the Phase 1 Collaboration Plan or Phase 2 Collaboration Plan, as applicable (such criteria “Success Criteria”) within [***] after the corresponding deadline for each such Success Criteria set forth in the applicable Collaboration Plan (or such period of time as the Parties mutually agree upon) or (b) mutual agreement by the Parties that it is not technically feasible to achieve the Success Criteria.

1.84“Term” has the meaning given in Section 13.1.

1.85“Territory” means worldwide.

1.86“Third Party” means any Person other than the Parties and their respective Affiliates.

1.87“Third Party Claims” has the meaning given in Section 12.1.

1.88“TRIUMF” has the meaning given in the preamble to this Agreement.

1.89“TRIUMF Background IP” means any and all Know-How, Patents, Regulatory Filings and Regulatory Approvals that are reasonably necessary or desirable to Develop and Manufacture Ac-225 that are (a) Controlled by TRIUMF or its Affiliates prior to the Effective Date or (b) conceived, discovered, developed or otherwise made by or for, or otherwise acquired by, TRIUMF or its Affiliates outside of the Collaboration.

1.90“TRIUMF Indemnitees” has the meaning given in Section 12.1.

1.91“TRIUMF Infrastructure” means the physics research laboratory and 500 MeV cyclotron particle accelerator located at the facilities of TRIUMF in Vancouver, Canada  (“500 MeV Cyclotron”), and all other equipment, tools, facilities and infrastructure Controlled by TRIUMF during the Term that are reasonably necessary or desirable to perform the activities under the Phase 1 Collaboration Plan.

1.92“TRIUMF Materials” means all biological or chemical materials supplied by or on behalf of TRIUMF or any of its Affiliates to FPI or any of its Affiliates pursuant to this Agreement.

1.93“U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.94“Withholding Tax Action” has the meaning given in Section 8.6(d).

ARTICLE 2

COLLABORATION

2.1Overview.  FPI and TRIUMF desire and intend to work together leveraging each Party’s expertise to collaborate as and to the extent set forth in this Agreement to perform research and development leading to Production Processes for the Manufacture and supply of Ac-225 (the “Collaboration”).  Subject to and following the validation of the Production Processes, TRIUMF and FPI will make commercially reasonable efforts to negotiate and enter into a supply agreement pursuant to which TRIUMF will Manufacture limited quantities of Ac-225 for FPI during Phase 1 and Phase 2 on the preferred terms as set forth herein and as set forth in the Phase 1/2 Supply Agreement attached as Exhibit B hereto.  The Parties intend that NewCo will manufacture and supply Ac-225 during Phase 3 in accordance with the Commercial Supply Agreement.  As part of the Collaboration, FPI will provide certain funding, expertise in drug development, testing of Ac-225 for Product development purposes, the perspective as a future customer of Ac-225, and the ability to potentially attract or raise additional funding.  The Collaboration will consist of three (3) phases described below.  The Parties acknowledge that to most expeditiously advance the Collaboration, this Agreement will largely focus on Phase 1 and a Phase 1 Collaboration Plan, with a general outline of the terms for Phase 2 and Phase 3.

(a)Phase 1: 500 MeV Cyclotron Infrastructure Upgrade and a Production Process Using the 500 MeV Cyclotron.

(i)TRIUMF will provide and utilize the TRIUMF Background IP, Phase 1 Arising IP, TRIUMF Infrastructure, and the personnel and expertise to upgrade the infrastructure of the 500 MeV Cyclotron and Develop a Spallation Production Process using the 500 MeV Cyclotron (“Phase 1”) in accordance with the Phase 1 Collaboration Plan.

(ii)FPI will provide the Initial Funding to TRIUMF as partial consideration for TRIUMF performing activities under the Phase 1 Collaboration Plan and for infrastructure improvements and limited scale up of TRIUMF’s existing Spallation Production Process using the 500 MeV Cyclotron as necessary for TRIUMF to Manufacture and supply FPI with amounts of Ac-225 as set forth in the Phase 1 Collaboration Plan.

(iii)As the mutually agreed milestones from Phase 1 (as set forth in the Phase 1 Collaboration Plan) are achieved, the Parties will, if necessary, work together to identify and raise Additional Funding to provide to TRIUMF for the Development activities in accordance with the Phase 2 Collaboration Plan as necessary to Develop a Ra-226 Production Process that can be used to commercially produce Ac-225 with the use of a cyclotron-based Ra-226 Targetry.

(iv)During Phase 1, TRIUMF and FPI will work together exclusively on the Collaboration activities.

(v)TRIUMF and FPI will negotiate and finalize the Phase 2 Collaboration Plan by no later than [***].  TRIUMF and FPI will negotiate and finalize the Phase 3 Framework on a timely basis subject to, and following, the validation of the Ra-226 Production Process as provided in the Phase 2 Collaboration Plan.  At the conclusion of Phase 1, TRIUMF will have full ownership of Ac-225 Manufactured during Phase 1 in excess of the quantity required to be provided to FPI in accordance with the Phase 1 Collaboration Plan and the Phase 1/2 Supply Agreement.

(b)Phase 2.  Research and Development of a Production Process Using Ra-226 Targetry.

(i)TRIUMF will supply the personnel and expertise to Develop a prototype of the Ra-226 Targetry for use in the Ra-226 Production Process (“Phase 2”) in accordance with the Phase 2 Collaboration Plan.

(ii)During Phase 2, TRIUMF will supply FPI with proof-of-concept samples of Ac-225 from  the results of the collaboration efforts in Phase 2 in quantities as set forth in the Phase 2 Collaboration Plan or as otherwise mutually agreed in writing.

(iii)If the Parties are unable to achieve the Success Criteria identified in the Phase 2 Collaboration Plan, then (A) the Parties may discuss whether to revise or extend the Phase 1/2 Supply Agreement and/or (B) FPI, and/or the Parties mutually, may terminate this Agreement pursuant to Section 13.2(b).

(iv)The Parties acknowledge that they intend to incorporate a new corporation (“NewCo”) to provide commercial supply of Ac-225 by Ra-226 Production Process in Phase 3 to the marketplace, with FPI being a preferred, priority customer.  During Phase 2, FPI and TRIUMF will negotiate in good faith and enter into and execute NewCo Formation Documents, which will include, at a minimum, the terms and conditions set forth herein, including the requirements in Article 3.

(v)During Phase 2, FPI and TRIUMF will negotiate in good faith the Phase 3 Framework that will form the basis of the future FPI-NewCo Commercial Supply Agreement.

(vi)Commercial Supply Agreement. Upon the successful incorporation of NewCo, FPI and NewCo will enter into a commercial supply agreement as defined in the Phase 3 Framework pursuant to which NewCo will supply Ac-225 from the Ra-226 Production Process to FPI (“Commercial Supply Agreement”).  Such Commercial Supply Agreement will include at least the terms and conditions set forth on Exhibit C attached hereto and also will include customary terms for supply agreements.

(c)Phase 3:  Commercial Supply of Ac-225 from the Ra-226 Production Process.  NewCo will commercially Manufacture Ac-225 from the Ra-226 Production Process in accordance with the Commercial Supply Agreement and NewCo Formation Documents (“Phase 3”).  Subject to meeting FPI’s requirements of Ac-225, NewCo will be able to Manufacture and supply excess Ac-225 to Third Parties during Phase 3.

ARTICLE 3

FORMATION OF NEWCO

3.1NewCo Formation Documents.  Subject to and following the validation of the Ra-226 Production Process, FPI and TRIUMF will use commercially reasonable efforts to form NewCo, which shall have the right to supply the FPI Annual Requirement Minimum. Set forth below are certain terms and conditions that the Parties will include in NewCo Formation Documents.

(a)Equity Stakes and Revenue Distribution.

(i)FPI’s and TRIUMF’s initial ownership of NewCo for the implementation of Phase 3 will be mutually determined by the Parties’ provided, that, each of FPI and TRIUMF will initially have a significant equity stake in NewCo, which will be determined by the Parties based on a valuation of each Party’s contribution to NewCo, including an evaluation of the Collaboration Plans and the budgets and funding therefor.  Each of FPI and TRIUMF will be entitled to have at least one board seat at NewCo.  FPI will at all times have at least the same number of board seats on NewCo as TRIUMF.

(ii)The Phase 3 Framework will outline the preliminary allocation of revenues and/or profits of NewCo from Phase 2 and Phase 3 to the Parties, through a balance of mechanisms including, but not limited to,  equity, profit-sharing, price discounts on Ac-225 to FPI, and royalty payments to TRIUMF arising from NewCo’s Manufacture of Ac-225 by Ra-226 Production Process pursuant to 3.1.d.(ii) (the Parties hereby understanding and agreeing that any such royalty payments pursuant to 3.1.d.(ii) made by NewCo to TRIUMF shall be deducted from any future profit-sharing payments made by NewCo to TRIUMF).

(iii)If FPI provides Additional Funding, FPI will receive additional equity in NewCo commensurate in value to such Additional Funding in accordance with Section 8.4.

(b)Right of First Refusal.  During Phase 3, each of FPI and TRIUMF will have a right of first refusal with respect to the other Party’s equity in NewCo, and each of FPI and TRIUMF will not sell or transfer their equity in NewCo without first offering such equity to the other Party.

(c)Change of Control.  Any proposed assignment by NewCo of the Commercial Supply Agreement between NewCo and FPI, or any Change of Control of NewCo will be subject to FPI’s and TRIUMF’s prior written consent.

(d)Licenses to NewCo.

(i)Upon formation of NewCo, pursuant to NewCo License Agreement, FPI on behalf of itself and its Affiliates, will grant to NewCo (A) a worldwide, royalty-free, non-transferable, sublicensable (through multiple tiers) license under all Phase 2 and 3 Arising IP for all uses, and (B) a worldwide, royalty-free, non-exclusive, non-transferable license under all FPI Background IP Controlled by FPI that is reasonably necessary to permit NewCo to Manufacture Ac-225 pursuant to the Commercial Supply Agreement.  The rights granted under Section 3.1(d)(i)(A) shall be exclusive subject to FPI and its Affiliates being able to grant licenses to up to two Alternative Suppliers for the sole purpose of allowing FPI and its Affiliates to have Manufactured Ac-225 using the Ra-226 Production Process for FPI’s own use.

(ii)Upon formation of NewCo, pursuant to the NewCo License Agreement, TRIUMF on behalf of itself and its Affiliates, will grant to NewCo (A) a royalty-bearing, worldwide, non-exclusive, non-transferable, sublicensable license under all Phase 1 Arising IP Controlled by TRIUMF that is reasonably necessary to permit NewCo to use Ra-226 Production Process to Manufacture Ac-225, (B) a royalty-bearing, worldwide, non-transferable, sublicensable (through multiple tiers) license under all Phase 2 and 3 Arising IP for all uses, and (C) a royalty-bearing, worldwide, non-exclusive, non-transferable, non-sublicensable license under all TRIUMF Background IP that is reasonably necessary to permit NewCo to use the Ra-226 Production Process to Manufacture Ac-225.  The license granted under this Section 3.1(d)(ii)(B) shall be exclusive except for the rights granted under Section 5.2(b) to FPI and its Affiliates for Alternative Suppliers.  Royalties paid to TRIUMF by NewCo under this Section 3.1(d)(ii) shall be deducted from dividends declared and payable on shares in the equity of NewCo owned by TRIUMF.

ARTICLE 4

GOVERNANCE

4.1Alliance Manager. Each of TRIUMF and FPI shall appoint an appropriately qualified representative to serve as an alliance manager under this Agreement (each, an “Alliance Manager”).  Each Party may replace its appointed Alliance Manager at any time, with or without cause, by providing written notice thereof to the other Party.  Neither Alliance Manager may be a member of the JSC.

4.2Responsibilities of the Alliance Managers.  The Alliance Managers shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as the primary points of contact for any matters arising under this Agreement.  The Alliance Managers shall strive to ensure each Party’s awareness of and compliance with the governance procedures and rules under this Agreement.  The Alliance Managers may attend meetings of the JSC under this Agreement and may raise issues for the JSC discussion (provided such matters are within the jurisdiction of the JSC).  The Alliance Managers shall not have any authority under this Agreement.

4.3Joint Steering Committee.

(a)Joint Steering Committee.  Promptly after the Effective Date, the Parties shall form a steering committee consisting of an equal number of representatives from each Party, not to exceed three (3) representatives from each Party unless otherwise agreed by both Parties(the “Joint Steering Committee” or “JSC”).  Each representative of the JSC shall have (i) appropriate scientific, technical or business credentials, experience and knowledge for such representative’s specific role within the JSC, (ii) ongoing familiarity with the Development and Commercialization of Ac-225 or Products and (iii) sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities.  Either Party may change its JSC members upon written notice to the other Party.  The JSC may meet in person or by teleconference or videoconference.  Each Party shall designate one (1) of its JSC members as co-chair.  The responsibilities of the co-chairs include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  Responsibility for running each meeting of the JSC will alternate between the chairpersons from meeting-to-meeting, with FPI’s chairperson running the first meeting.  The Alliance Managers shall work with the chairpersons and shall circulate a written agenda in advance of each JSC meeting.  The JSC shall meet from time to time within [***] after the date of a written request by a member thereof or either Party, but in no event less than once per Calendar Quarter.  Each Party may invite one or more of its employees (including its Alliance Manager) or consultants as non-voting observers to attend JSC meetings and participate in discussions when appropriate; provided that any such non-employee observers (i) are subject to commercially reasonable confidentiality obligations with respect to Confidential Information disclosed or exchanged at the meeting and (ii) are subject to assignment obligations as necessary for such Party to effect the ownership of intellectual property as provided for in Section 9.1(b).  The Alliance Managers shall be responsible to circulate, finalize and agree on minutes of each meeting within thirty (30) days after the meeting date, such minutes to be signed by the co-chairs of each Party.

(b)Responsibilities.  The principal purpose of the JSC shall be to provide a forum for open communication and coordination between the Parties regarding progress and results of the Collaboration in accordance with the Collaboration Plans.  Subject to the express rights of the Parties as set forth in this Agreement, the role of the JSC is to:

(i)coordinate activities under the Collaboration Plan; review and discuss the progress of such activities; review and approve the budget under the Collaboration Plan;

(ii)review, discuss and approve any amendments to the Collaboration Plans, and ensure the Collaboration Plans encompasses properly the activities required of both Parties;

(iii)facilitate and streamline the exchange of information between the Parties with respect to the Collaborations;

(iv)perform such other activities as the Parties agree in writing shall be the responsibility of the JSC; and

(v)attempt to resolve any disputes presented to it.

(c)Meetings.  During the Term, the JSC will meet in person or by teleconference or videoconference at least once per Calendar Quarter until it is disbanded, and otherwise as frequently as needed.  The presence of at least two (2) representatives of each of FPI and TRIUMF at a meeting will constitute a quorum.

(d)Decisions.  Each Party’s representatives on the JSC will have one collective vote in all decisions, and, for clarity, no decision will be a decision of the JSC or have any effect unless each Party, through its representatives on the JSC, voted in favor of, or provided its written consent to, such decision.  The JSC will strive to make decisions by consensus, either as discussed and decided during JSC meetings or by written consent, provided, however, that if the JSC cannot reach agreement by consensus within [***] (or such longer period of time as the Parties may agree) for an issue being brought to a vote, then the status quo shall be maintained.

(e)Limitations on JSC Authority.  Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JSC.  The JSC shall not have the power to amend, modify or waive compliance with this Agreement or any material term of this Agreement, or expand the scope of the JSC’s authority.

(f)JSC Term.  The JSC shall be disbanded and cease to exist upon the first to occur of: (i) the Parties mutually agree to disband the JSC and (ii) termination or expiration of this Agreement.

ARTICLE 5
LICENSES

5.1Collaboration License to TRIUMF. Subject to the terms and conditions of this Agreement, FPI, on behalf of itself and its Affiliates, hereby grants to TRIUMF, a royalty-free, non-exclusive, non-transferable (except as permitted under Section 14.5), non-sublicensable license under all FPI Background IP and all Phase 2 and 3 Arising IP Controlled by FPI to permit TRIUMF, directly or with and through its Affiliates, to perform TRIUMF’s activities under the Collaboration Plans in accordance with this Agreement.

5.2Licenses to FPI.

(a)Subject to the terms and conditions of this Agreement, TRIUMF, on behalf of itself and its Affiliates, hereby grants to FPI and its Affiliates, a royalty-free, non-exclusive, non-transferable (except as permitted under Section 14.5), non-sublicensable license under all TRIUMF Background IP, Phase 1 Arising IP and Phase 2 and Phase 3 Arising IP Controlled by TRIUMF to permit FPI, directly or with and through its Affiliates, to perform FPI’s activities under the Collaboration Plans in accordance with this Agreement.

(b)Subject to the terms and conditions of this Agreement, TRIUMF, on behalf of itself and its Affiliates, will grant to FPI and its Affiliates, for the sole purpose of allowing FPI and its Affiliates to have Manufactured for FPI’s own use Ac-225 using the Ra-226 Production Process by up to two Alternative Suppliers, (A) a royalty-bearing, non-exclusive, worldwide, sublicensable license under all Phase 1 Arising IP Controlled by TRIUMF that is reasonably necessary to use the Ra-226 Production Process to Manufacture Ac-225, (B) a royalty-bearing, non-exclusive, worldwide,  sublicensable license under all Phase 2 and 3 Arising IP Controlled by TRIUMF to use the Ra-226 Production Process to Manufacture Ac-225, and (C) a royalty-bearing, non-exclusive, worldwide, non-sublicensable license under all TRIUMF Background IP that is reasonably necessary to use the Ra-226 Production Process to Manufacture Ac-225. All of the rights granted in this Section 5.2(b) are non-transferable (except as permitted under Section 14.5).  For certainty, the sole purpose of the rights granted in this Section 5.2(b) is to  allow FPI and its Affiliates to have Manufactured for FPI’s own use Ac-225 using the Ra-226 Production Process by up to two Alternative Suppliers:

(i) in quantities up to fifty percent (50%) of FPI Annual Requirements of Ac-225 in accordance with the terms and conditions of Section 6.2(a); and

(ii)upon and during the occurrence of an Alternative Phase 3 Supply Event in quantities over [***] of FPI Annual Requirements of Ac-225 in accordance with the terms and conditions of Section 6.2(b).

It is understood and agreed that FPI and its Affiliates may qualify each Alternative Supplier at any point in time (whether or not an Alternative Phase 3 Supply Event shall have taken place).

5.3Sublicensing.  Subject to the terms and conditions of this Agreement, including Section 5.2(b), (a) each Party shall have the right to sublicense the rights granted under Sections 5.1 and 5.2 to subcontractors of its choosing that are reasonably acceptable to the other Party (such acceptance not to be unreasonably conditioned, delayed or denied); provided that, in each case, (a) such sublicense shall be in writing and consistent with the terms and conditions of this Agreement, (b) such Party shall (i) require each of such sublicensees to comply with the applicable terms and conditions of this Agreement and (ii) remain responsible and liable for all acts and omissions of any such sublicensee in connection with this Agreement, including any reporting and inspection obligations, and (iii) such Party shall provide a copy of any such executed sublicense agreement (which copy may be redacted to remove information that is not necessary to confirm compliance with the applicable terms and conditions of this Agreement) to the other Party within [***] of any request therefor by the other Party.

5.4Retained Rights.  Notwithstanding any other provisions in this Agreement, TRIUMF shall at all times retain a non-exclusive, sublicensable, worldwide right to use the Phase 1 Arising IP and the Phase 2 and 3 Arising IP without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

5.5No Implied Rights.  Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property rights or information Controlled by such Party.

5.6Use of TRIUMF Materials.  Except as otherwise agreed by the Parties in writing, FPI shall not (a) use TRIUMF Materials other than to perform FPI’s obligations under this Agreement, or (b) transfer the TRIUMF Materials to any Third Party without TRIUMF’s prior written consent, and in the case of such transfer, on such terms and conditions as may be mutually agreed between the Parties.  Except as otherwise agreed by the Parties in writing, TRIUMF retains title to the TRIUMF Materials.

ARTICLE 6

ALTERNATIVE SUPPLIERS FOR THE MANUFACTURE OF AC-225

6.1Alternative Supplier.  At any time during the Term, FPI will have the right ,at its sole expense, to identify, appoint, qualify and validate up to two alternative suppliers of Ac-225 as a back-up supplier of Ac-225 (each an “Alternative Supplier”) utilizing the Ra-226 Production Process.  At FPI’s request, TRIUMF and NewCo will reasonably cooperate with FPI  in identifying, appointing, qualifying and validating such Alternative Supplier, provided however, that this Section 6.1 shall not release FPI from its obligation to purchase at least [***] of the FPI Annual Requirements from NewCo pursuant to the terms of this Agreement.

6.2Purchase of Ac-225 Utilizing the Ra-226 Production Process from Alternative Suppliers.

(a)At any time prior to the occurrence of an Alternative Phase 3 Supply Event, FPI may exercise its license rights in Section 5.2(b) and have one or both of its Alternative Suppliers Manufacture up to [***] of the FPI Annual Requirements to the extent such Alternative

Supplier requires such purchases in order to agree to qualify its facility and maintain capacity at the Alternative Supplier’s facility on FPI’s behalf in accordance with the details herein.

(b)After the commencement of Phase 3 and during the occurrence of an Alternative Phase 3 Supply Event, FPI may purchase up to [***] of the FPI Annual Requirements from an Alternative Supplier.   If NewCo is able to resume Manufacture of Ac-225, NewCo shall notify FPI and the Parties will discuss in good faith NewCo’s capacity and willingness to resume Manufacture of Ac-225 for FPI.

(c) After the commencement of Phase 1 and during the occurrence of an Alternative Phase 1 Supply Event, FPI may purchase up to [***] of the FPI Annual Requirements from an Alternative Supplier.   If TRIUMF is able to resume Manufacture of Ac-225, TRIUMF shall notify FPI and the Parties will discuss in good faith TRIUMF’s capacity and willingness to resume Manufacture of Ac-225 by the Spallation Production Process for FPI.

6.3Transfer and Assistance.  To facilitate FPI’s use of an Alternative Supplier, upon FPI’s request, TRIUMF and NewCo shall provide all Know-How and assistance, on a cost-recovery basis, solely as necessary or useful for the exercise of the licenses and rights granted herein during the initial setup period, including to Manufacture Ac-225 by the Ra-226 Production Process.

ARTICLE 7

REGULATORY ACTIVITIES; MANUFACTURING AND COMMERCIALIZATION OF PRODUCTS

7.1Regulatory Activities.

(a)By TRIUMF.  TRIUMF shall have authority and control over any and all regulatory activities, including the preparation, submission and maintenance of all Regulatory Filings, and all communications with Regulatory Authorities (including the CNSC and Health Canada) with respect to such Regulatory Filings, and any Regulatory Approvals, (a) with respect to the use of the TRIUMF Infrastructure and the Production Processes to Manufacture Ac-225 throughout the world, at its sole cost and expense and (b) with respect to any drug master file for Ac-225 throughout the world, at its sole cost and expense.

(b)By FPI.  FPI shall have authority and control over any and all regulatory activities for its Products, including the preparation, submission and maintenance of all Regulatory Filings, and all communications with Regulatory Authorities with respect to such Regulatory Filings, and any Regulatory Approvals, for the manufacture, use and sale of its Products in the Territory, at its sole cost and expense.

(c)    Cooperation; Right of Review and Comment.  Each Party shall provide reasonable assistance and cooperation to the other Party in connection with such Party’s preparation of Marketing Applications and Regulatory Filings with respect to the Production Process and Ac-225 and meetings with Regulatory Authorities with respect to the Production Process and Ac-225 as set forth in this Section 7.1.  Each Party shall furnish the other Party, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed Marketing Applications and Regulatory Filings with respect to the Production Process and Ac-225 in sufficient time prior to filing such Marketing Application or Regulatory Filing.  Such Party shall consider in good faith any timely comments from the other Party.

TRIUMF shall not communicate formally or informally with any Regulatory Authority with respect to FPI’s Products, unless so required to comply with applicable Law, in which case TRIUMF shall promptly notify FPI of such requirement under applicable Law and, to the extent practicable and permitted under applicable Law, shall submit any proposed communication to FPI for prior approval or, if not practicable or permitted, shall provide FPI with a copy or summary thereof as soon as reasonably practicable thereafter.

FPI shall not communicate formally or informally with any Regulatory Authority with respect to TRIUMF’s Production Processes or outputs from these processes unless so required to comply with applicable Law, in which case FPI shall promptly notify TRIUMF of such requirement under applicable Law and, to the extent practicable and permitted under applicable Law, shall submit any proposed communication to TRIUMF for prior approval or, if not practicable or permitted, shall provide TRIUMF with a copy or summary thereof as soon as reasonably practicable thereafter.

(d)Ownership of Regulatory Approvals.

(i)TRIUMF or its designee(s) shall own all Marketing Applications, Regulatory Filings and Regulatory Approvals made or obtained under this Agreement for all Production Processes for all uses in the Territory.

(ii)FPI or its designee(s) shall own all Marketing Applications, Regulatory Filings and Regulatory Approvals made or obtained under this Agreement for all of its Products for all uses in the Territory.

7.2Diligence.

(a)TRIUMF will use Commercially Reasonable Efforts to Develop, file and obtain Regulatory Approval for using the Spallation Production Process for Ac-225 and to otherwise conduct Manufacturing of Ac-225.

(b)The Commercial Supply Agreement shall include a covenant that NewCo will use Commercially Reasonable Efforts to Develop, file and obtain Regulatory Approval for using the Ra-226 Production Process for Ac-225 and to otherwise conduct Manufacturing of Ac-225.

7.3Safety Policies and Procedures.  The Parties will establish in writing safety policies and procedures as either Party may reasonably request.

7.4Product Withdrawal and Recalls.  Any decision to initiate a recall or withdrawal of a Product of FPI shall be made by FPI or its applicable Affiliate.  In the event of any such recall or withdrawal, FPI shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable Law, with assistance from TRIUMF and its Affiliates as reasonably requested by FPI.  As between FPI and TRIUMF, the costs of any such recall or withdrawal shall be borne solely by FPI, except where the recall is requested by TRIUMF or mandated by

Regulatory Authorities solely due to Ac-225, in which case TRIUMF shall bear such costs of any such recall or withdrawal if due to the negligence or willful misconduct by TRIUMF.

7.5Manufacturing and Commercialization.  FPI shall control and be solely responsible for the Manufacturing and Commercialization of all of its Products, at its sole cost and expense.

7.6Subcontracting.  TRIUMF may subcontract with any permitted sublicensee (in accordance with Section 5.3) to perform any or all of its obligations with respect to the Manufacture of Ac-225 hereunder (including by appointing one (1) or more distributors).

ARTICLE 8

FINANCIAL TERMS

8.1Initial Funding.  FPI will provide initial funding in the amount of $5M CAD (the “Initial Funding”), to be paid to TRIUMF based on the successful achievement of the following milestones in accordance with the Phase 1 Collaboration Plan in the amounts set forth in Table 8.1 below.  FPI will make each applicable milestone payment within [***] after TRIUMF provides FPI with written confirmation that the corresponding milestone has been achieved.  Each milestone payment will be paid only once.

Table 8.1 – Initial Funding
Milestone	Expected Achievement Date	Milestone Payment ($ CAD)
Execution of this Agreement		$1,250,000
[***] Ac-225 from Production Test Delivered to Fusion	[***]	[***]
[***] Ac-225 Delivered to Fusion	[***]	[***]
CNSC License Amendment	[***]	[***]

8.2Supply Price.  The supply prices for Ac-225 (a) supplied by TRIUMF to FPI during Phase 1 and Phase 2 as set forth in the Phase 1/2 Supply Agreement attached as Exhibit B hereto and (b) supplied by NewCo to FPI during Phase 3 is set forth on Exhibit D.

8.3Phase 2 Funding.  FPI will, in addition to the Initial Funding, provide up to $[***] CAD upon the achievement of mutually agreed milestones identified in the Phase 2 Collaboration Plan to be used solely for research and development activities pursuant to the Phase 2 Collaboration Plan.

8.4Additional Funding.  If necessary, the Parties will work together to identify and seek dilutive and/or non-dilutive funding for the Collaboration in a manner consistent with this

Agreement (“Additional Funding”); provided, that in the event FPI provides Additional Funding in addition to the Initial Funding, FPI will receive additional equity in NewCo commensurate in value to such Additional Funding.

8.5Payment Method and Exchange Rate.  FPI shall pay all amounts due hereunder in Canadian Dollars, in each case, by wire transfer of immediately available funds to the bank account(s) TRIUMF designates in writing from time to time.  In the case of calculating any amounts hereunder designated in a foreign currency, FPI shall convert such foreign currency into Dollars in a manner consistent with FPI’s normal practices used to prepare its audited financial reports; provided, however, that such practices use a widely accepted source of published exchange rates.

8.6Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another in relation to tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement.  Without limiting the generality of the foregoing, a Party receiving payment shall provide the paying Party any tax forms and other information that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  The Party receiving payment shall provide any such tax forms to the paying Party at least [***] prior to the due date for any payment for which the Party receiving payment desires that the paying Party apply a reduced withholding rate.  Each Party shall provide the other with reasonable cooperation to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c)Payment of Tax. To the extent a Party is required by applicable Law to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

(d)Treatment of Certain Withholding Tax. If a Party is required to deduct and withhold taxes on any payment to the other Party and such withholding obligation arises as a result of any action by the paying Party that has the effect of modifying the tax treatment of the Parties (including any assignment or sublicense, or any failure on the part of the paying Party to comply with applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by the paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (i) from a change in applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date or (ii) in circumstances where actions or inactions of the Party receiving such payment or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of the Party receiving such payment to timely provide to the paying Party the appropriate treaty forms and the certificate of residence necessary for the paying Party to withhold at a more favorable rate.

8.7Late Payments.  Any undisputed payment under this Agreement that is not paid on its due date shall to the extent permitted by applicable Law, be subject to interest at an annual percentage rate of [***] or the maximum rate permitted by applicable Law, calculated on a three hundred and sixty (360) day basis, whichever is lower.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1Ownership of Intellectual Property.

(a)Ownership.

(i)Except as otherwise set forth in this Section 9.1(a), ownership of any Phase 2 and Phase 3 Arising IP or other Know-How that arises out of the performance of this Agreement shall follow inventorship as determined by Canadian Law.

(ii)Subject to the licenses granted herein and the other terms and conditions of this Agreement, as between the Parties, (A) FPI owns and shall continue to own all right, title and interest in and to the FPI Background IP and (B) TRIUMF owns and shall continue to own all right, title and interest in and to the TRIUMF Background IP.

(iii)Subject to the licenses granted herein and the other terms and conditions of this Agreement, TRIUMF shall own all right, title and interest in and to Phase 1 Arising IP.

(iv)TRIUMF shall own all equipment, tools, facilities and infrastructure developed or obtained by TRIUMF during Phase 1 of the Collaboration.

(b)Assignment.  Each Party shall, and does hereby, assign and shall cause its Affiliates and any Persons conducting activities under this Agreement on behalf of such Party or its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Phase 1 Arising IP and Phase 2 and 3 Arising IP as is necessary to fully effect ownership of Phase 1 Arising IP and Phase 2 and 3 Arising IP, as applicable, as provided in Section 9.1(a).  Each Party shall execute and deliver to the other Party a deed(s) of such assignment, in a mutually agreeable form and shall take whatever ministerial actions reasonably necessary (including, if necessary, the appointment of such other Party as its attorney in fact solely to make such assignment) to effect such assignment.

(c)Disclosure of Arising IP.  Each Party shall promptly disclose to the other Party in writing any Phase 1 Arising IP and Phase 2 and 3 Arising IP, the conception, discovery, generation or other making of which occurs during the Term.

9.2Patent Prosecution and Maintenance.

(a)Background IP.  FPI shall have the sole right to control the Prosecution and Maintenance of the Patents within the FPI Background IP, in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.  TRIUMF shall have the sole right to control the Prosecution and Maintenance of the Patents within the TRIUMF Background IP in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.

(b)Arising IP.

(i)TRIUMF shall have the first right to control the Prosecution and Maintenance of the Patents within the Phase 1 Arising IP, in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.

(ii)Prior to the license of the Parties’ rights in Phase 2 and Phase 3 Arising IP to NewCo, with respect to any Patent within the Phase 2 and Phase 3 Arising IP, the Party owning such Patent shall have the first right to control the Prosecution and Maintenance of such Patent in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.

(c)Step-In Right.  If a Party elects not to Prosecute and Maintain or not to continue to Prosecute and Maintain a given Patent within the Phase 1 Arising IP or Phase 2 and 3 Arising IP in the Territory (such patent, a “Declined Patent”) for which such Party has the right to control prosecution pursuant to Sections 9.1(a) (“Prosecuting Party”), then the Prosecuting Party shall give the other Party written notice thereof within a reasonable period (but not less than [***]) prior to allowing such Declined Patent to lapse or become abandoned or unenforceable.  The other Party shall have the right, but not the obligation to assume responsibility or designate such responsibility to a Third Party for continuing the Prosecution and Maintenance of such Declined Patent in such country, at such other Party’s sole expense, through patent counsel or agents of such other Party’s choice.  If such other Party elects to Prosecute and Maintain such Patent, it shall notify the Prosecuting Party.  Reasonably promptly after receipt of such notice, the Prosecuting Party shall transfer responsibility for the Prosecution and Maintenance of the applicable Declined Patent to the other Party and the Prosecuting Party shall take all actions and execute all documents reasonably necessary for such other Party to assume such Prosecution and Maintenance,  with all costs to be borne by such other Party.

(d)Cooperation.  Each Party agrees to reasonably cooperate in any Prosecution and Maintenance activities of the other Party.

9.3Enforcement and Defense.

(a)FPI shall have the sole right to control (including, as applicable, to initiate, maintain, control and settle legal actions with respect thereto) (i) the enforcement of the Patent within the FPI Background IP against any Third Party infringer or misappropriator and (ii) the defense of any Patent within the FPI Background IP, in each case ((i) and (ii)), at its sole cost and expense and using counsel of its choice.

(b)TRIUMF shall have the sole right to control (including, as applicable, to initiate, maintain, control and settle legal actions with respect thereto) (i) the enforcement of the Patent within the TRIUMF Background IP or Phase 1 Arising IP against any Third Party infringer or misappropriator and (ii) the defense of any Patent within the TRIUMF Background IP or Phase 1 Arising IP, in each case ((i) and (ii)), at its sole cost and expense and using counsel of its choice.

(c)With respect to any Patent within the Phase 2 and Phase 3 Arising IP, the Party owning such Patent shall have the sole right to control (including, as applicable, to initiate, maintain, control and settle legal actions with respect thereto) (i) the enforcement of such Party against any Third Party infringer or misappropriator and (ii) the defense such Patent, in each case ((i) and (ii)), at its sole cost and expense and using counsel of its choice.

(d)Cooperation.  The non‑controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, at the controlling Party’s sole cost and expense, (i) providing access to relevant documents and other evidence, (ii) using reasonable efforts to make its and its Affiliates and licensees and sublicensees and all of their respective employees, subcontractors, consultants, and agents available during reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (iii) if reasonably necessary, by being joined as a party, subject for this clause (iii) to the controlling Party agreeing to pay those Patent costs incurred by such non‑controlling Party in connection with such joinder.  The Party controlling any such action shall keep the other Party reasonably updated with respect to any such action, including providing copies of all materials documents received or filed in connection with any such action.

(e)Settlements.  The Party enforcing or defending any Patent pursuant to this Section 9.3(e) shall have the right to settle any claim with respect to such enforcement or defense; provided, however, that neither Party shall have the right to settle any such claim in a manner that has a material adverse effect on the rights or interests of the other Party or its Affiliates, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party or its Affiliates, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)Recoveries.  Any recovery resulting from the enforcement or defense of any Patent pursuant to this Section 9.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses).  Any remainder after such reimbursement shall be retained by the Party enforcing or defending such Patent.

ARTICLE 10
CONFIDENTIALITY.

10.1General.  Subject to this Section 10.1, any and all information that is disclosed or made available by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether in oral, written, graphic, electronic, or any other form, shall be the “Confidential Information” of the Disclosing Party.  All Confidential Information disclosed or made available by or on behalf of either Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to the Existing Confidentiality

Agreement, shall be deemed to be the Disclosing Party’s Confidential Information hereunder.  FPI Background IP and FPI Materials are the Confidential Information of FPI.  TRIUMF Background IP and TRIUMF Materials are the Confidential Information of TRIUMF.  Each Party shall receive and maintain the other Party’s Confidential Information in confidence, in accordance with the terms of this Agreement.  Except to the extent that such disclosure or use is expressly permitted by the terms of this Agreement, neither Party shall disclose any Confidential Information of the other Party to any Third Party or use such Confidential Information for any purpose other than to perform its obligations or exercise its rights hereunder.  The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s directors and employees requiring access thereto for the purposes of this Agreement (including the Collaboration Plans); provided that prior to making any such disclosures, each such Person shall be bound by written agreement to obligations of confidentiality and non-use with respect to such information.  Each Party agrees to take all steps reasonably necessary to prevent the inadvertent disclosure of the other Party’s Confidential Information, including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character.  Each Party agrees that this Agreement shall be binding upon its Affiliates involved in the conduct of activities under this Agreement.  Each Party shall take reasonably necessary steps to prevent the unauthorized use or disclosure of the Confidential Information of the other Party by such Party’s Affiliates, employees, consultants and contractors.  The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [***]from, the termination or expiration of this Agreement.

10.2Exclusions from Nondisclosure Obligation.  The nondisclosure and nonuse obligations in Section 10.1 shall not apply to any Confidential Information to the extent that the Receiving Party can establish by competent written proof that it:

(a)at the time of disclosure is publicly known;

(b)after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)was in such Party’s possession prior to disclosure by the Disclosing Party hereunder without any obligation of confidentiality with respect to such information;

(d)is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who has not obtained the Confidential Information either directly or indirectly from the Disclosing Party; or

(e)is independently developed by or for such Party without reference to Confidential Information of the Disclosing Party.

Notwithstanding the foregoing: (i) the fact that certain technology becomes publicly known shall not release a Party from the obligation to keep confidential (and not use) the information that such technology is practiced (or not practiced) by the other Party; and (ii) the fact that individual features or combinations of features of a technology are or may become publicly known shall not be deemed to indicate that the overall combination is publicly known or disclosed and shall not allow the Party to whom individual features or combinations of features of a technology was disclosed under this Agreement to disclose (or practice) such individual features or combinations of features of a technology outside the scope of a license granted to such Party under this Agreement.

10.3Permitted Disclosures.  Nothing in this Article 10 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:

(a)is made to Governmental Authorities or Regulatory Authorities (i) to obtain Patents as expressly permitted in this Agreement or (ii) to gain or maintain Regulatory Approvals or to Commercialize Products, in each case ((i) and (ii)); provided that (A) such disclosure is limited to the extent reasonably necessary to obtain such Patents or authorizations and the Receiving Party takes reasonable measures to obtain confidential treatment from Governmental Authorities or Regulatory Authorities, as applicable, for such information; and (B) any such disclosure shall be subject to the consent of the Disclosing Party.

(b)is made (i) to its Affiliates or Third Parties (including consultants, contractors and actual and bona fide potential sublicensees) on a need-to-know basis and solely in connection with the exercise of the Receiving Party’s rights or performance of its obligations under this Agreement (including with respect to activities conducted under the Collaboration Plans and Exploitation of Products) or (ii) to actual or bona fide potential acquirers (as evidenced by a bona fide term sheet) or investors or financing partners; provided that prior to making any disclosure permitted by this Section 10.3(b), the applicable Affiliate or Third Party shall be bound by obligations of confidentiality and non-use at least as stringent in scope as those set forth in Section 10.1, except that the duration of such obligations may be for as long as can reasonably be negotiated under the circumstances, but in any case at least a duration that is commercially reasonable under the circumstances; or

(c)is made pursuant to Section 10.4 or Section 10.5.

10.4Required Disclosures.  If the Receiving Party is required to disclose any Confidential Information of the Disclosing Party (a) pursuant to applicable Law or an order of a court of competent jurisdiction; (b) to defend litigation (meaning that the defense would not reasonably be possible if the information were not disclosed); (c) to prosecute a litigation (i) under Section 9.3 or (ii) between the Parties to establish their rights under this Agreement; or (d) to comply with the rules of the U.S. Securities and Exchange Commission, or any other securities regulators, then the Receiving Party may do so; provided that unless such disclosure takes place pursuant to clause (c)(ii) above, the Receiving Party shall (A) give advance written notice to the Disclosing Party, (B) make a reasonable effort to assist the Disclosing Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, and (C) disclose the Confidential Information solely to the extent required.

10.5Terms of Agreement.  The terms of this Agreement are the Confidential Information of both Parties (and each Party shall be deemed a Disclosing Party and a Receiving Party with respect thereto).  Notwithstanding anything to the contrary herein, each Party shall be entitled to disclose the terms of this Agreement to (a) actual or bona fide potential acquirers, collaborators, underwriters, investors, lenders or other actual or bona fide potential financial partners of such Party (and counsel for the foregoing); (b) actual or bona fide potential sublicensees of such Party (and counsel for the foregoing) and (c) legal, financial, business and investment banking advisors to such Party; provided, however, that, in each case ((a)-(c)), prior to making any such disclosures, each such Person shall be bound by written agreement to obligations of confidentiality and non-use with respect to the terms of this Agreement.  In addition, if required by applicable Law or the rules of a stock exchange or its applicable regulatory body on which the securities of a Party are listed (or to which an application for listing has been submitted), such Party may disclose the terms of this Agreement or a redacted copy thereof; provided that such Party shall (i) provide the other Party with reasonable advance notice of any such disclosure (including any proposed redactions, if applicable) and a reasonable opportunity to comment on such disclosure of the terms of this Agreement or propose additional redactions to such copy (to the extent confidential treatment is reasonably available under applicable Law) and (ii) if requested by such other Party, seek confidential treatment for any terms of this Agreement for which confidential treatment is reasonably available under applicable Law.

10.6Return or Destruction of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, the Receiving Party shall return to the Disclosing Party or destroy, as the Receiving Party shall decide, all copies of the Disclosing Party’s Confidential Information at that time in the possession of the Receiving Party. If the Receiving Party decides to destroy the Disclosing Party’s Confidential Information, the Receiving Party shall certify to the Disclosing Party in writing, signed by an authorized representative of the Receiving Party, as to such destruction.  Notwithstanding the foregoing, the Receiving Party shall be permitted to retain (a) such Confidential Information (i) to the extent the Receiving Party retains a license or other right to use such Confidential Information hereunder, including for purposes of performing any continuing obligations or exercising any ongoing licenses or rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes or (ii) such Confidential Information is also the Confidential Information of the Receiving Party; and (b) any computer records or files containing such Confidential Information that have been created by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  Any retained Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

10.7Publicity.  Neither Party shall make any announcements, statements, press releases or publications regarding this Agreement or the activities of the Parties hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless required under Section 10.4 or Section 10.5.  Notwithstanding the foregoing, neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment to this Agreement that has already been publicly disclosed by such Party or its Affiliate or by the other Party or its Affiliate, in accordance with this Section 10.7, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

10.8Publication.  Each Party recognizes that the publication of papers regarding results of, and other information regarding, activities pursuant to this collaboration, including oral presentations and abstracts, may be beneficial to both Parties; provided that such publications are subject to reasonable controls to protect the Confidential Information of the Parties.  In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any invention disclosures or draft Patent application until such Patent application has been filed.  Accordingly, a Party shall have the right to review and approve any paper proposed for publication by the publishing Party, including any oral presentation or abstract, that includes Confidential Information of the non-publishing Party.  Before any such paper is submitted for publication or an oral presentation is made, the publishing Party shall deliver a then-current copy of the paper or materials for oral presentation to the non-publishing Party at least [***] prior to submitting the paper to a publisher or making the presentation.  The non-publishing Party shall review any such paper and give its comments to the publishing Party within [***] of the delivery of such paper to the non-publishing Party.  With respect to oral presentation materials and abstracts, the non-publishing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than [***] from the date of delivery to the non-publishing Party.  Failure to respond within the time periods set forth above shall be deemed approval to publish or present.  Notwithstanding the foregoing, the publishing Party shall comply with the non-publishing Party’s request to delete references to the non-publishing Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional [***] in order to permit the non-publishing Party to obtain Patent protection in accordance with this Agreement.  Any publication shall include recognition of the contributions of the non-publishing Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES.

11.1Mutual Representations, Warranties and Covenants.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict.  It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment.  Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act.  In the course of the Development or Manufacture of Ac-225, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(e)Performance.  Each Party’s obligations under this Agreement shall be performed with requisite care, skill and diligence, in accordance with applicable Laws and industry standards, and by individuals who are appropriately trained and qualified.

(f)No Infringement.  To the best of such Party’s Knowledge, the conduct of its activities under the Collaboration Plans shall not infringe the Patent rights of any Third Party and shall not misappropriate any trade secret of any Third Party.

11.2TRIUMF Representations and Warranties.  TRIUMF hereby represents and warrants to FPI as of the Effective Date that:

(a)TRIUMF has the power and authority to utilize the TRIUMF Background IP in the conduct of activities contemplated under the Collaboration Plans.

(b)TRIUMF has the power and authority, and has obtained any applicable permissions or waivers, to utilize the TRIUMF Infrastructure in the conduct of activities contemplated under the Collaboration Plans.

11.3DISCLAIMER OF WARRANTIES.  OTHER THAN THE EXPRESS WARRANTIES SET FORTH HEREIN, Each party DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY LICENSED IP SHALL ISSUE OR BE VALID OR ENFORCEABLE, OR that the performance of the COLLABORATION PlanS or the development, manufacture or commercialization of any Product pursuant to this Agreement SHALL be successful.

ARTICLE 12
INDEMNIFICATION, LIMITATION OF LIABILITY & INSURANCE

12.1By FPI.  FPI shall indemnify, defend and hold harmless (collectively, “Indemnify”) TRIUMF and its Affiliates, and each of their respective directors, officers, employees and agents (collectively, “TRIUMF Indemnitees”) from and against any and all liability, loss, damage, fines, penalties, or expense (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands and actions against any TRIUMF Indemnitee (collectively, “Third Party Claims”) to the extent arising out of or resulting from (a) the gross negligence, recklessness, willful misconduct, violation of applicable Law by or of any FPI Indemnitee in the performance of FPI’s activities under this Agreement; (b) FPI’s breach of this Agreement including any representations, warranties and covenants under this Agreement; and (c) the Exploitation of any Product by any FPI Indemnitee (except to the extent directed solely to the inclusion of Ac-225 in the Product), except in each case

((a)-(c)), to the extent that the Losses arise out of or result from, directly or indirectly, matters for which TRIUMF is obligated to provide indemnification under Section 12.2.

12.2By TRIUMF. TRIUMF hereby agrees to Indemnify FPI and its Affiliates and each of their respective directors, officers, employees and agents (collectively, “FPI Indemnitees”) from and against any and all Losses they may suffer as the result of Third Party Claims to the extent arising out of or resulting from (a) the gross negligence, recklessness, willful misconduct, violation of applicable Law by or from any TRIUMF Indemnitee in the performance of TRIUMF’s activities under this Agreement; (b) TRIUMF’s breach of this Agreement, including any representations, warranties or covenants under this Agreement, and (c) the Exploitation of the Production Processes or Ac-225 under this Agreement, except in each case ((a)-(c)), to the extent that the Losses arise out of or result from, directly or indirectly, matters for which FPI is obligated to provide indemnification under Section 12.1.

12.3Procedures; Settlements.  All indemnification claims in respect of a Party or any of indemnified Persons shall be made solely by such Party.  The relevant TRIUMF Indemnitees or FPI Indemnitees shall (a) provide prompt written notice of any Third Party Claim giving rise to an indemnification obligation hereunder (and in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice), (b) permit the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third Party Claim, (c) provide reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable cost and expense, and (d) not compromise or settle such Third Party Claim without the indemnifying Party’s advance written consent.  The indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole cost and expense; provided, however, that the indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim with counsel of its choice (reasonably acceptable to the indemnified Party).  If the Party from whom indemnity is sought assumes the defense of a Third Party Claim, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any of its indemnitees in connection with the analysis, defense or settlement of such Third Party Claim.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the applicable indemnitee in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to Indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with this Section 12.3, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the indemnified Party may defend against such Third Party Claim; provided that the indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event that it is ultimately determined that the indemnifying Party is not obligated to Indemnify the indemnified Party or its indemnitees from and against the Third Party Claim, the indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

12.4Limitation of Liability.  EXCEPT FOR LIABILITY ARISING FROM (A) A PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER PARTY UNDER ARTICLE 12  (INDEMNIFICATION, LIMITATION OF LIABILITY & INSURANCE), (B) A PARTY’S BREACH OF ARTICLE 10 (CONFIDENTIALITY) OR (C) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY LOST PROFITS, REVENUE OR BUSINESS, OR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES arising out of OR RELATED TO this Agreement or the exercise of its rights HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE.

12.5Insurance.

(a)TRIUMF shall obtain and maintain insurance during the Term with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Upon request, TRIUMF shall provide FPI with evidence of the existence and maintenance of such insurance coverage.

(b)Prior to Exploiting a Product, FPI shall obtain and maintain insurance during the Term with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Upon request, FPI shall provide TRIUMF with evidence of the existence and maintenance of such insurance coverage.

ARTICLE 13
TERM AND TERMINATION

13.1Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until the earlier of (a) NewCo’s commencement of supply of  Ac-225 to FPI under the Commercial Supply Agreement or (b) December 31, 2025 (the “Term”).

13.2Termination for Material Breach or Convenience.

(a)Material Breach.

(i)Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***] following written notice from the non-breaching Party to the breaching Party specifying such material breach in reasonable detail.

(ii)In the event that the breaching Party fails to remedy or cure the material breach within applicable cure period stated above, the non-breaching Party may terminate this Agreement immediately upon written notice.

(iii)If there is a good faith dispute as to the existence or cure of a material breach pursuant to this Section 13.2(a), all applicable cure periods shall be tolled during the existence of such good faith dispute and no termination for a breach which is disputed in good faith shall become effective until such dispute is resolved pursuant to the process set forth in Section 14.3 and it is determined that the applicable Party has the right to terminate pursuant to this Section 13.2(a).

(b)Technical Failure.  FPI, or the Parties mutually, may terminate this Agreement due to the occurrence of a Technical Failure upon [***] prior written notice to the other Party.

(c)Fundamental Change.  TRIUMF may terminate this Agreement upon [***] notice if its members resolve to wind up TRIUMF’s activities or upon [***] written notice pursuant to a Government Directive.

13.3 Termination for Insolvency.  If, at any time during the Term (a) a case is commenced by or against either Party under the Bankruptcy and Insolvency Act (the “BIA”), the Companies’ Creditors Arrangement Act (“CCAA”) and any analogous Laws in any other country or jurisdiction ( “Bankruptcy Law”) and, in the event of an involuntary case under Bankruptcy Law, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under Bankruptcy Law), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable Law.

13.4Effects of Termination.  Subject to Section 13.5 and except as otherwise set forth below in Section 13.4(e), upon expiration or termination of this Agreement:

(a)All licenses granted by either Party to the other Party in Article 5 shall terminate.

(b)Provided that a sublicensee is not in material breach of its sublicense agreement, (i) TRIUMF shall grant to any sublicensee rights and terms equivalent to the sublicense rights and terms under which FPI previously granted to such sublicensee, and (ii) FPI shall grant to any sublicensee rights and terms equivalent to the sublicense rights and terms under which TRIUMF previously granted to such sublicensee, in each case ((i) and (ii)), as necessary or useful to Exploit Ac-225 and utilize the Ra-226 Production Process.

(c)Each Party’s other rights and obligations under this Agreement (except as expressly set forth in this Article 13) shall terminate.

(d)Each Party shall, upon the written request of the other Party, return or destroy the Confidential Information of the other Party in accordance with Section 10.6.

(e)Upon termination of this Agreement pursuant to Section 13.3(c) only, (i) all unspent financing provided by FPI to TRIUMF shall be refunded immediately and (ii) after Phase 1, TRIUMF shall provide assistance in the transfer of technology know-how to FPI and/or one or more Third Parties identified by FPI.

13.5Survival in All Cases.  Notwithstanding anything contained herein to the contrary, termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party.  In addition to the effects of termination set forth in Section 13.4, Articles 1 (to the extent the definitions in such Article are necessary to construe the other surviving provisions of this Agreement), 9 (except Section 9.2(d)), 10, 12 (except Section 12.5) and 14, and Sections 7.1, 7.4, 7.5, 8.6, 8.7, 11.3, 13.4, 13.5 and 13.6 shall survive any expiration or termination of this Agreement.

13.6Bankruptcy.  The Parties acknowledge and agree that this Agreement is a license of rights to “intellectual property” pursuant to Bankruptcy Law.  To the extent permitted by Canadian Law in the event a Party commences a proceeding under the BIA or CCAA, any disclaimer or resiliation of this Agreement shall not affect the license rights granted to the other Party under this Agreement as long as the other Party continues to perform its obligations under this Agreement.  Each Party agree that any disclaimer or resiliation of this Agreement would cause significant financial hardship to the other Party.  Should a Party, upon notice to the other Party and to any trustee or monitor appointed under such proceeding, apply to a court for an order that this Agreement is not to be disclaimed or resiliated, the other Party shall not directly or indirectly content such application.

ARTICLE 14
MISCELLANEOUS

14.1Independent Contractors.  The Parties shall perform their obligations under this Agreement as independent contractors.  Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status.  This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

14.2Governing Law.  This Agreement shall be governed by and interpreted in accordance with the Laws of the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to principles of conflicts of laws that would require the application of any other Law; provided that matters regarding the validity, scope of enforceability of any Patent shall be determined in accordance with the Laws of the country in which such Patent was issued.

14.3Dispute Resolution.

(a)Senior Executives Discussions.  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  Either Party may refer any claim, controversy or dispute in connection with this Agreement to the Chief Executive Officers, or their respective designee, of the Parties for good-faith discussions over a period of not less than [***] (the “Senior Executives Discussions”).  Each Party shall make its [***] (or designee) reasonably available for such discussions.  If the Parties are unable to resolve the claim, controversy or dispute through the Senior Executives Discussions within such [***], then such claim, controversy or dispute shall be resolved in accordance with Section 14.3(b).

(b)Arbitration.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be finally resolved by binding arbitration pursuant to the Arbitration Act (Ontario) then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted by a single arbitrator mutually agreed upon by the Parties who is a retired judge or attorney with relevant experience.  If the Parties are unable to agree on such arbitrator within [***] after initiation of arbitration, the arbitrator shall be appointed by the Commercial List of the Ontario Superior Court of Justice.  The place of arbitration shall be Toronto, Ontario, Canada, and all proceedings and communications shall be in English.

(c)Injunctive Relief.  Any Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees.  Each Party shall initially bear equal shares of the arbitrator’s fees and any administrative fees of arbitration, and upon the conclusion of the arbitration proceeding, the Party (or Parties) against which the decision is rendered shall reimburse the other Parties (or Party) for its or their share of the arbitrator’s fees and any administrative fees of arbitration, without limitation on an award by the arbitrator of attorneys’ fees or other costs and expenses.

(d)Confidentiality.  Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

(e)Excluded Claims.  As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. For the sake of clarity, Excluded Claims shall be brought before the U.S. Patent and Trademark Office, federal courts located in the jurisdiction of the district where any of the defendants reside, or if outside the U.S., then before an appropriate regulatory or administrative body or court in the applicable country.

14.4Entire Agreement.  This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter

(including the Existing Confidentiality Agreement between the Parties); provided that all “Information” disclosed or received by the Parties under the Existing Confidentiality Agreement shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

14.5Assignment.  This Agreement may not be assigned or otherwise transferred, in whole or in part, whether voluntarily or by operation of law, nor may any right or obligation hereunder be assigned, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing:

(a)FPI, without consent of TRIUMF, may assign this Agreement and all of its rights and obligations hereunder in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.  Any permitted assignee shall expressly assume FPI’s obligation to perform this Agreement.  FPI must provide TRIUMF with notice of such assignment within [***] of the effective date of the assignment.

(b)TRIUMF, without consent of FPI, may assign this Agreement and all of its rights and obligations hereunder in whole to its successor in interest in connection with the sale or transfer of all or substantially all of its assets to which this Agreement relates, or in connection with a similar transaction.  Any permitted assignee shall expressly assume TRIUMF’s obligation to perform this Agreement. TRIUMF must provide FPI with notice of such assignment within [***] of the effective date of the assignment.

Any attempted assignment, delegation or transfer not in accordance with this Section 14.5 shall be null and void and of no legal effect.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

14.6Severability.  If one (1) or more of the provisions in this Agreement are deemed unenforceable by applicable Law, then such provision shall be deemed stricken from this Agreement, the Parties shall negotiate in good faith and use their reasonable efforts to mutually agree upon a valid and enforceable provision which shall be a reasonable substitute for such stricken provision in light of the intent of this Agreement, and the remaining provisions shall continue in full force and effect.

14.7Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic or pandemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided that the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.  Notwithstanding anything to the contrary in the foregoing, for the purposes this Agreement, the COVID-19 pandemic ongoing as of the Effective Date, and any response thereto by a Governmental Authority or Regulatory Authority, shall not be considered a Force Majeure.

14.8Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, postage prepaid, (b) delivered by express delivery service, or (c) personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to FPI:

Fusion Pharmaceuticals, Inc.

270 Longwood Road S

Hamilton, Ontario L8P 0A6

Attention: Chief Legal Officer

Email: [***]

with a required copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA  02210

Attention: Robert M. Crawford

Email:  [***]

If to TRIUMF:

TRIUMF Innovations Inc.

4004 Wesbrook Mall

Vancouver, British Columbia, V6T 2A3

Attention: Chief Executive Officer

Email: [***]

TRIUMF

4004 Wesbrook Mall

Vancouver, British Columbia, V6T 2A3

Attention: Director, Research Services Office

Email: [***]

with a required copy to:

Fasken Martineau DuMoulin LLP

550 Burrard Street, Suite 2900

Vancouver, British Columbia, V6C 0A3

Attention: Roger A. C. Kuypers

Email: [***]

14.9Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.10Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

14.11Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (g) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval not be unreasonably conditioned, delayed or denied and be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging; provided that such writing may be exchanged by e-mail or other electronic transmission), (i) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, and (j) the word “or” shall mean “and/or”.

14.12No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

14.13Performance by Affiliates.  A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates.  Each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  In particular and without limitation to the foregoing, all Affiliates of a Party that receive Confidential Information of the other Party in connection with any such performance by such Affiliates of the activities set forth in this Agreement (a) shall be governed and bound by all obligations set forth in Article 9, and (b) shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 6, in each case ((a) and (b)), as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).

14.14Counterparts.  This Agreement may be executed in three (3) identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one (1) and the same instrument.  In addition, signatures may be exchanged by facsimile or PDF.

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In Witness Whereof, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

Fusion Pharmaceuticals Inc.	TRIUMF Innovations Inc.

Sign:/s/John Valliant	Sign:/s/Kathryn Hayashi

Print Name: John Valliant	Print Name: Kathryn Hayashi

Title: Chief Executive Officer	Title: Chief Executive Officer

TRIUMF

Sign:/s/Jonathan Bagger

Print Name: Jonathan Bagger

Title: Director

EXHIBIT A

PHASE 1 COLLABORATION PLAN

[***]

EXHIBIT B

PHASE 1/2  SUPPLY AGREEMENT

[SEPARATELY AVAILABLE]

EXHIBIT C

TERMS AND CONDITIONS OF COMMERCIAL SUPPLY AGREEMENT

[***]

EXHIBIT D

SUPPLY PRICING TERMS FOR COMMERCIAL SUPPLY

[***]